Exhibit 99.1

Armstrong World Industries Expands Architectural Specialties Portfolio with Acquisition of Architectural Resin Leader 3form, LLC

LANCASTER, Pa. (April 29, 2024) — Armstrong World Industries. Inc. (NYSE:AWI), a leader in the innovation and manufacture of ceiling and wall solutions, announced today that it has acquired 3form, LLC. Based in Salt Lake City, Utah, 3form is a leading designer and manufacturer of sustainably crafted architectural resins and glass for ceilings, walls and other interior applications. Its products and design solutions use form, texture, light and color to transform spaces.

“We are delighted to welcome 3form to the Armstrong family and to expand our portfolio of highly specifiable ceiling and wall solutions with new translucent materials,” said Vic Grizzle, President and CEO, Armstrong World Industries. “3form is a well-established leader in architectural resins and high-performance glass and adds exciting, new complementary materials and design capabilities to our Architectural Specialties portfolio. Together, we can provide even more unique solutions that deliver on a designer’s boldest creative expression for a wide range of spaces. With 3form’s deep capabilities in design, color, texture and sustainability, this acquisition meaningfully expands the unique, specifiable solutions we can provide architects and designers and increases our ability to sell more products into more spaces.”

Pioneers in architectural resin with expertise and passion for color and sustainability, 3form offers solutions that can be found in almost every type of building. 3form partners with architects and designers to create unique statement spaces with standard and custom products made with bold colors, textures, patterns and lighting. Primarily used as specialty walls and partitions, many 3form products offer acoustical and sustainability benefits, in addition to inspirational design and aesthetics.

3form has more than three decades of excellence in manufacturing and design. Its primary products include architectural-grade translucent resins and high-performance glass. The acquisition of 3form supports Armstrong’s commitment to expand its broad portfolio of solutions that bring to fruition the vision of architects and designers in any given space.

“On behalf of the entire 3form team, we are thrilled to join the Armstrong family and to work together to expand our joint ability to bring the creative visions of architects and designers to life, transforming how people experience spaces,” said Wynn Clayton, CEO of 3form. “We both have a strong culture of teamwork and integrity and a shared commitment to sustainability and innovation. All of this makes Armstrong a great fit for us, and we’re excited about the journey ahead and the inspiring solutions we can now bring to more customers.”

3form, previously a wholly owned subsidiary of Hunter Douglas Group, was founded in 2002. The business includes 3 production and design facilities with approximately 390 employees. In 2023, the company generated approximately $96 million in revenue.

Armstrong funded the acquisition with its revolving credit facility and District Capital Partners acted as its buyside adviser.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has approximately 3,100 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture. For over 160 years, Armstrong has delivered products and services to our customers that can transform how people design, build and experience spaces with aesthetics, acoustics, wellbeing and sustainability in mind.

Contact

Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354